EMPLOYMENT AGREEMENT

This Employment Agreement (as amended from time to time, this “Agreement”) is entered into this 16th day of January, 2009 by and among Westell Technologies, Inc, a Delaware corporation (the “Company”), Westell, Inc., an Illinois corporation (the “Operating Subsidiary”) and Richard S. Gilbert (“Executive”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.       EMPLOYMENT AND DUTIES. Effective March 1, 2009 or such earlier date as the Company and Executive agree (the “Effective Date”) the Company shall employ Executive to serve as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Operating Subsidiary, during the Term (as such term is defined in Section 3). Executive accepts such employment as of the Effective Date on the terms and conditions set forth in this Agreement. Executive shall perform the duties of President and Chief Executive Officer of the Company and of the Operating Subsidiary and shall perform such other duties consistent with such positions as may be assigned to Executive from time to time by the Board of Directors of the Company or the Operating Subsidiary (individually a “Board,” and collectively, the “Boards”). Executive shall devote his best efforts and skills to the business and interests of the Company and the Operating Subsidiary on a full-time basis, provided, however, that, to the extent such activities do not adversely affect the performance of his responsibilities to the Company and the Operating Subsidiary hereunder, Executive may (i) manage his personal investments and participate in charitable and civic affairs and (ii) serve on the boards of directors of for-profit or non-profit corporations if approved by the Boards, such approval not to be unreasonably withheld. Executive shall at all times observe and abide by the Company’s and the Operating Subsidiary’s written policies and procedures as in effect from time to time. Executive agrees to relocate his primary residence to the Chicago area within a reasonable period of time following the Effective Date, but not later than six months following the Effective Date.

As of the Effective Date, Executive shall have been elected by the Boards to serve as a director thereon and Executive agrees to so serve. At the request of either Board, Executive shall also serve as an officer and/or director of one or more subsidiaries of the Company or the Operating Subsidiary or other companies in which they have a right to designate officers and/or directors, respectively.

Upon termination of Executive’s employment with the Company and the Operating Subsidiary for any reason, Executive shall promptly resign and shall be deemed to have resigned from all positions as officer and director of each of the Westell Companies and each other company as to which Executive has been serving as an officer or director at the request of the Boards.

SECTION 2.           COMPENSATION. In consideration of the services to be performed by Executive hereunder, Executive shall receive from the Operating Subsidiary the following compensation and benefits:

2.1  Base Salary. During the Term, Executive shall be paid an annual base salary by the Operating Subsidiary (the “Base Salary”) which shall be payable in installments consistent with the Operating Subsidiary’s payroll schedule. The Base Salary shall be Five Hundred Thousand Dollars ($500,000) per year, subject to review each year during the Operating Subsidiary’s annual salary review. The Operating Subsidiary may, in its sole discretion, increase the Base Salary as a result of any such review. Executive’s Base Salary shall not be reduced without Executive’s consent.

2.2	Benefits.

(a)       During the Term, Executive shall be provided with employee benefits commensurate with those made generally available to other executives of the Operating Subsidiary. A list of the employee benefits provided generally to the executives of the Operating Subsidiary as of the Effective Date is attached hereto as Schedule 2.2, which Schedule is incorporated herein by reference for all purposes. In addition, Executive shall be provided certain special benefits (the “Special Benefits”) also listed on Schedule 2.2. Neither the Company nor the Operating Subsidiary has undertaken any actions, or intends to undertake any actions, designed to eliminate, reduce or otherwise limit any of the employee benefits described on Schedule 2.2, but it is understood that such benefits other than the Special Benefits may change from time to time.

(b)       If during the first two (2) years of the Term, Executive’s employment with the Company and the Operating Subsidiary is terminated either by the Company without Cause or by Executive for “Good Reason”, Executive shall be entitled to (i) continued benefits under COBRA as it applies to the benefits provided under subparagraph (a) above for Executive and those of his spouse and dependent children who were covered thereunder as of the day before the effective date of the termination (“COBRA Qualified Beneficiaries”) (subject to the terms and conditions of the applicable benefit plans) and the Company shall pay the Company portion of the required premium or contribution during the period in which the Executive is receiving severance payments from the Company or the COBRA period (whichever is shorter), in an amount which the Company was remitting on behalf of the Executive prior to his termination, except that Executive (or the COBRA

Qualified Beneficiaries, as applicable) shall be required to continue to pay that portion of any premiums or contributions that the Executive was remitting prior to his termination to maintain such benefit (subject to any increases imposed by the applicable benefit plan), and (ii) such other benefits as may be required by law or subject to the terms of any benefit plan or other arrangement that would by its terms apply to the Executive upon termination, provided that if a premium or contribution is required, Executive shall remit all required premiums and contributions in a manner required by the Company in order to continue that benefit.

(c)       If Executive’s employment with the Company and the Operating Subsidiary is terminated during the Term other than under the circumstances specified in subparagraph (b) above, or if Executive’s employment is terminated under the circumstances specified in subparagraph (b) above but Executive does not execute within thirty (30) days following such termination, or Executive executes but timely revokes, a release in the form of Exhibit A, which Exhibit is incorporated herein by reference for all purposes, Executive shall be entitled to (i) continued benefits under COBRA as it applies to the benefits provided under subparagraph (a) above for Executive and the COBRA Qualified Beneficiaries (subject to the terms and conditions of the applicable benefit plans), provided that Executive (or the COBRA Qualified Beneficiaries, as applicable) shall remit all required premiums or contributions in the manner required by the Company in order to continue that benefit, and (ii) such other benefits as may be required by law or subject to the terms of any benefit plan or other arrangement that would by its terms apply to the Executive upon termination, provided that if a premium or contribution is required, Executive shall remit all required premiums and contributions in a manner required by the Company in order to continue that benefit.

2.3     Bonuses. Executive shall not be entitled to receive any bonus for fiscal year ending March 31, 2009. For the fiscal year ending March 31, 2010, Executive shall be guaranteed a bonus of Two Hundred Fifty Thousand Dollars ($250,000), which amount (subject to applicable withholding) shall be paid to Executive in a single lump sum payment on or before May 1, 2010. For subsequent fiscal years during the Term, Executive shall be eligible to receive a bonus based upon the achievement of performance goals to be developed for each year by the Company’s Board and the Compensation Committee of the Company’s Board. Except for payment of pro-rated bonuses in circumstances hereinafter described, eligibility for all bonuses, including the bonus for the fiscal year ending March 31, 2010, is subject to the Operating Subsidiary policy that the employee be employed on the “bonus payment date”, which for purposes hereof shall be the earlier of (i) the date such bonus is actually paid, or (ii) May 1 of each year.

2.4     Arrangements Relating to Work Location and Relocation of Residence.

(a)       The Company and the Operating Subsidiary will require that Executive work primarily from the Company’s principal executive offices in Aurora, Illinois effective as of the Effective Date. The Operating Subsidiary will provide Executive accommodations at its cost at the Staybridge Suites/Aurora for up to six months.

(b)       The Operating Subsidiary shall pay Executive the following relocation allowances, (i) $60,000 upon the Effective Date, (ii) $60,000 upon Executive’s identification of and signing a contract for purchase of a residence in Illinois or identification of Illinois residence for lease and (iii) $60,000 upon the closing of purchase of a new Illinois residence or the signing of a lease of new Illinois residence having a term of at least one (1) year. In the event Executive resigns without Good Reason, Executive shall repay any relocation allowance received by Executive within the twelve (12) month period immediately preceding the effective date of Executive’s resignation.

2.5	Options.

(a)       On the Effective Date, Executive shall receive Incentive Stock Options, intended to qualify as incentive stock options within the meaning of Section 422 of the Code, for 500,000 shares of Company Class A common stock under the Westell Technologies, Inc. 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), vesting 25% (125,000 shares) on each annual anniversary of grant. A condition of vesting of each award is that Executive remains an employee of the Company on the applicable vesting date.

(b)       Executive shall be eligible to receive additional awards of options and other benefits under the 2004 Stock Incentive Plan as determined by the Compensation Committee of Company’s Board from time to time commencing April, 2010, it being understood that there is no commitment as to frequency or amount of any such awards.

SECTION 3.	TERM.

3.1     Commencement. The term of Executive’s employment hereunder shall commence on the Effective Date and continue until terminated in accordance with this Agreement. The term of Executive’s employment hereunder is referred to herein as the “Term.”

3.2     Termination for Cause. The Company may terminate Executive’s employment with the Company and the Operating Subsidiary for Cause at any time during the Term upon written notice specifying the cause for termination and the intended termination date, provided that Executive fails to reasonably address and remedy the circumstances constituting “Cause” within the applicable cure period, if any. Upon termination for Cause, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(c).

3.3     Termination by Company Without Cause. The Company may terminate Executive’s employment with the Company and the Operating Subsidiary without Cause at any time during the Term upon written notice within the first two (2) years of the Term or upon at least thirty (30) days prior written notice after the first two (2) years of the Term. If the Company terminates Executive’s employment without Cause, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(b) or 2.2(c), as applicable. If such termination occurs during the first two (2) years of the Term, Executive shall also be entitled to receive as severance, upon execution within thirty (30) days after termination of a release in the form attached as Exhibit A hereto and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement, (A) an amount equal to one (1) year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, and (B) a pro rata portion of Executive’s target bonus approved by the Company Board’s Compensation Committee under Section 2.3 for the fiscal year in which termination occurs (or if termination occurs in the fiscal year ending March 31, 2010, then the guaranteed bonus for that year), the amount of which pro rata portion shall be equal to (x) that target or guaranteed bonus amount, as applicable, multiplied by (y) a fraction, the numerator of which is the number of days (through and including the effective date of the termination) in such fiscal year that Executive was employed by the Company, and the denominator of which is the number 365. Subject to timely execution of the required release, the amount payable pursuant to this clause (B) shall be payable in a lump sum within thirty (30) days following expiration of the revocation period thereunder without revocation.

3.4     Termination by Executive for Good Reason. Executive may resign from and terminate his employment with the Company and the Operating Subsidiary for Good Reason at any time during the Term by notifying the Company within ninety (90) days after the initial occurrence of the event constituting Good Reason specifying in reasonable detail the basis for the Good Reason and providing the Company with at least thirty (30) days to reasonably address and remedy the circumstances constituting “Good Reason.” If the Company does not reasonably address and remedy the circumstances constituting Good Reason within the period granted by Executive, termination shall be effective ten (10) days following expiration of the Company’s cure period. If Executive resigns for Good Reason in accordance with this Section

3.4 but in any event not later than one year following the initial occurrence of the event constituting Good Reason, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(b) or 2.2(c), as applicable. If such termination occurs during the first two (2) years of the Term, Executive shall also be entitled to receive, as severance, upon execution of a release in the form attached as Exhibit A hereto within thirty (30) days following termination and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement, (A) an amount equal to one (1) year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, and (B) a pro rata portion of Executive’s target bonus approved by the Company Board’s Compensation Committee under Section 2.3 for the fiscal year in which termination occurs (or if termination occurs in the fiscal year ending March 31, 2010, then the guaranteed bonus for that year), the amount of which pro rata portion shall be equal to (x) that target or guaranteed bonus amount, as applicable, multiplied by (y) a fraction, the numerator of which is the number of calendar days (through and including the effective date of the termination) in such fiscal year that Executive was employed by the Company, and the denominator of which is the number 365. Subject to timely execution of the required release, the amount payable pursuant to this clause (B) shall be payable in a lump sum within thirty (30) days following expiration of the revocation period thereunder without revocation.

3.5     Termination by Executive Without Good Reason. Executive may resign from and terminate his employment with the Company and the Operating Subsidiary without Good Reason at any time during the Term upon at least thirty (30) days prior written notice. If Executive resigns from the Company and the Operating Subsidiary other than for Good Reason, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(c). In the event Executive resigns from the Company and the Operating Subsidiary at any time during the Term other than for Good Reason, the Company shall have the right to make such resignation effective as of any date prior to the expiration of any required notice period.

3.6     Death. Executive’s employment with the Company and the Operating Subsidiary shall automatically be terminated upon Executive’s death, in which case Executive’s estate shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the date of Executive’s death, and (ii) and such post termination benefits as are specified in Section 2.2(c).

3.7     Disability. Executive’s employment with the Company and the Operating Subsidiary shall automatically be terminated upon Executive’s Disability, in which case Executive shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of the termination, and (ii) and such post termination benefits as are specified in Section 2.2(c).

3.8     Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.6 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination of Executive’s employment.

SECTION 4.	CERTAIN COVENANTS OF EXECUTIVE.
4.1	Confidential Information

(a)       Executive acknowledges that the information, observations and data obtained by him during the course of his employment by the Company concerning the Business and affairs of the Westell Companies or of third parties that the Westell Companies may be required to keep confidential (the “Westell Company Information”) are confidential and are the property of the Westell Companies or of such third parties. Executive hereby agrees that he shall not disclose to any unauthorized person or use for his own account or for the account of any third party any Westell Company Information without the Company’s prior written consent, unless and then only to the extent the Westell Company Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or failure to act. Executive shall use his best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Westell Company Information. Executive further agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business of the Westell Companies that Executive may then possess or have under his control.

4.2     No Competition. During the Term, and if following termination of Executive’s employment with the Company and the Operating Subsidiary, Executive is entitled to receive severance or if the Company elects to pay him the severance specified in Section 3.3, even if the Executive would not otherwise be entitled, then in consideration, Executive agrees that for one (1) year following termination, Executive shall not, directly or indirectly, for himself, or for any Entity, without the prior written consent of the Board of

Company through its Chairman (which may be given or denied in his sole discretion):

(a)    engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from Illinois or any state or country in which the Westell Companies have Business or customers, or have solicited customers; or

(b)   engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from any other location throughout the world; or

(c)    call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Westell Companies for the purpose of selling products or services competitive with the products or services of the Business; or

(d)   interfere with any business relationship of the Westell Companies, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the Westell Companies.

To the extent that Executive is employed by or consults for an entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether the employment violates this Section 4.2 shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which Executive becomes employed or serves as consultant.

4.3     No Solicitation. Whether or not Executive is entitled to severance pay, Executive shall not, for twelve (12) months following termination: (i) induce or attempt to induce any person who is employed by the Westell Companies in any capacity to leave such person’s position, or in any way interfere with the relationship between the Westell Companies and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Westell Companies within twelve (12) months prior to termination of Executive’s employment or during the twelve (12) months after termination, unless and until such person has been separated from employment with the Westell Companies for at least six (6) months.

4.4     Inventions. Any methodologies, inventions, improvements, discoveries, processes, programs or systems developed or discovered by the Executive, whether during working hours or by using the Westell Companies’ facilities, equipment or trade secrets, shall be the sole and exclusive property of the Operating Subsidiary. The Executive shall, upon reasonable request by the

Company, execute and deliver such assignments and other documents necessary to vest, at the Company’s sole expense, all right, title and interest in any discovery or development in the Operating Subsidiary. The Westell Companies may, upon prior notice to the Executive and without any fee, film, videotape, photograph and record the Executive’s voice and likeness, and may utilize the Executive’s name and likeness, in connection with the promotion of the Westell Companies during employment upon prior notice. The Operating Subsidiary shall own all rights in any such film, videotape, photograph or record of the Executive’s voice and likeness for such use. The Executive acknowledges receipt of the notice provided by the Operating Subsidiary pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060), reproduced here:

NOTICE TO EMPLOYEE

This is to notify you that pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060), the provisions of this Agreement regarding the assignment of your rights in discoveries and inventions to the Operating Subsidiary DOES NOT APPLY to an invention for which no equipment, supplies, facilities or trade secret information of the Westell Companies was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of the Westell Companies or (ii) to the Westell Companies’ actual or demonstrably anticipated research or development, or (b) the invention results from or is the product of any work performed by you for the Westell Companies in the scope of your efforts on behalf of the Company.

4.5     Reasonable Scope and Duration. Executive acknowledges that the restrictions in this Section 4 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Westell Companies, that the benefits provided hereunder are full and fair compensation for these covenants and that these covenants do not impair Executive’s ability to be employed in other areas of his expertise and experience. Specifically, Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Westell Companies, the widespread domestic and international scope of Executive’s contacts created during his employment with the Westell Companies, the domestic and international scope of Executive’s responsibilities with the Westell Companies and his access to marketing strategies of the Westell Companies. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of Executive’s breach of any covenant in this Section 4, the term of the covenant shall be extended for a period equal to the period that the breach continues.

4.6     Equitable Relief. Executive agrees that any violation by Executive of any covenant in this Section 4 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Executive agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Executive. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

SECTION 5.           REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants to the Company that (i) the performance of this Agreement will not breach any agreement or obligation by which Executive is bound to keep in confidence proprietary information acquired by Executive or in confidence or in trust prior to employment by the Company or any other agreement to which Executive is a party or is bound, and (ii) he has not taken and does not have in his possession or control any confidential information or property relating to any former employer. Executive agrees that he will not use confidential information or property of any other employer while employed by the Company.

SECTION 6.           DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a)       “Business” means the design, development, manufacture and sale of DSL modem, broadband products and telco access products and related services of the Westell Companies as they exist or are being developed on the Effective Date, extensions of those products and services during Executive’s employment and new products and services commenced or in development during his employment.

(b)       “Cause” shall mean (i) the failure by Executive to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance; (ii) the taking of an action by Executive regarding a matter material to either the Company or the Operating Subsidiary, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of either the Company or the Operating Subsidiary,

(iii) the failure by Executive to comply with the written policies of the Company or the Operating Subsidiary regarding a matter material to the Company or the Operating Subsidiary, including expenditure authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (iv) Executive’s engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company’s Board or the Operating Subsidiary’s Board, is materially injurious to the Company, the Operating Subsidiary, or one or more of the other Westell Companies, monetarily or otherwise; (v) the aiding or abetting a competitor or other breach by the Executive of his fiduciary duties to the Company, the Operating Subsidiary or any other of the Westell Companies for which he serves as officer or director; (vi) a material breach by Executive of his obligations of confidentiality or nondisclosure or (if applicable) any breach of Executive’s obligations of noncompetition or nonsolicitation under this Agreement; (vii) the use or knowing possession by Executive of illegal drugs on the premises of any of the Westell Companies; or (viii) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

(c)       “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including any valid regulation or other applicable authorities promulgated thereunder.

(d)       “Code” shall mean the Internal Revenue Code of 1986, as amended, including any valid regulation or other applicable authorities promulgated thereunder.

(e)       “Disability” shall mean in the case of Executive, the condition of being mentally and/or physically disabled such that Executive shall be eligible to receive benefits either under a long term disability insurance plan maintained by the Operating Subsidiary or under the Social Security disability program.

(f)        “Entity” means any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity.

(g)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, including any valid regulation or other applicable authorities promulgated thereunder.

(h)       “Good Reason” shall mean the occurrence of any of the following events: (i) a material breach by either the Company or the Operating

Subsidiary of one or more of its respective covenants or obligations under this Agreement, provided that the Company or the Operating Subsidiary shall have failed to reasonably cure such breach within the applicable cure period provided hereunder, if any; (ii) Executive’s Base Salary (as it may be increased from time to time), is materially reduced without Executive’s prior written consent; (iii) Executive’s primary duties and/or responsibilities as President and Chief Executive Officer of the Company and the Operating Subsidiary are materially reduced so as to no longer be befitting of the president and chief executive officer of a publicly held company of comparable size in the telecommunication industry in the United States; (iv) Executive is required, without his consent, to relocate his principal office to a location, or commence principally working out of another office located, more than 35 miles from the Company’s principal executive offices in Aurora, Illinois; or (v) the Company and the Operating Subsidiary fail at any time during the Term to maintain officer and director liability insurance coverage for their officers and directors, provided that such coverage is available to the Company and the Operating Subsidiary at reasonable cost.

(i)        “Participate In” means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term “Participate In” shall not include the mere ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

(j)          “Westell Companies” means the Company, all of its direct and indirect subsidiary companies, and any of them.

SECTION 7.	MISCELLANEOUS.

7.1     Settlement of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago Illinois, in accordance with the rules of the American Arbitration Association then in effect by a single arbitrator. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall not have the power to award any special, consequential or punitive damages. Notwithstanding the foregoing, the Westell Companies shall have the right of equitable relief in the courts pursuant to Section 4.6.

7.2     Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Executive and supersede all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

7.3     Assignment; Benefit. This Agreement is personal and may not be assigned by either party. Notwithstanding the foregoing, but subject to the provisions herein pertaining to the occurrence of a Change of Control and the consequences thereof, the Company may, from time to time, cause a purchaser of the business and assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Operating Subsidiary would be required to perform it if no such assumption had taken place. In that event, such purchaser shall become primarily liable to Executive for payments hereunder, and the Company and the Operating Subsidiary shall be thereafter released from any further obligations under this Agreement.

7.4     Applicable Law. This Agreement shall be governed by applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, the laws of the State of Illinois, without regard to the principles of conflicts of laws.

7.5     Code Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary:

(a)       If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Code Section 409A, the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company and the Operating Subsidiary make no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Westell Companies be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following Executive’s termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)       Each severance payment payable to Executive under Section 3.3 or 3.4, as applicable, shall be treated as a separate and distinct “payment” for purposes of Code Section 409A. Accordingly, any such payments that would otherwise be payable (i) within 2-½ months after the end of the Company’s taxable year containing Executive’s employment termination date, or (ii) within 2-½ months after Executive’s taxable year containing Executive’s employment termination date, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Code Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because such payments are payable only upon Executive’s “involuntary” separation from service for purposes of Code Section 409A. Accordingly, the sum of (A) such payments that are paid within the Short Term Deferral Period and (B) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount are exempt from Code Section 409A and, therefore, notwithstanding any provision of the Plan to the contrary, if Executive is a “specified employee” (as defined in Code Section 409A), only those payments that are not otherwise exempt from Code Section 409A under clause (A) and (B) above and that would otherwise have been payable in the first six (6) months following Executive’s termination of employment will not be paid to Executive until the date that is six months after the date of Executive’s termination of employment (or, if earlier, Executive’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to Executive under this Agreement. Thereafter, the remainder of any such payments shall be payable in accordance with Section 3.3 or 3.4, as applicable.

(d)       All expenses or other reimbursements to Executive under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(e)       Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)        In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(g)       To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A., and (ii) any reference herein to the term “Company” and “Operating Subsidiary” shall mean the Company, the Operating Subsidiary, and all persons with whom the Company and the Operating Subsidiary would be considered a single employer under Code Section 414(b) or 414(c).

7.6     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) if to Executive, when personally delivered, or (ii) if to either party when delivered by recognized overnight courier such as Federal Express or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office and to Executive at Executive’s principal residence as shown in the Company’s personnel records, provided that all notices to the Company shall be directed to the attention of the Board of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.7     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.8     Tax Effect. All payments or benefits provided hereunder shall be subject to deduction for applicable withholding. Executive acknowledges that he is responsible for payment of all income taxes in connection with any payment or benefit owed to Executive under this Agreement, and that either withholding from Executive’s compensation or payment to the Operating Subsidiary of such tax shall be due at such time as income is recognized.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Westell Technologies, Inc.

By /s/ John Seazholtz, Chairman of the board

Westell, Inc.

By: /s/ John Seazholtz, Chairman of the board

/s/ Richard S. Gilbert

Richard S. Gilbert

SCHEDULE 2.2

General Executive benefits (In accordance with terms of the plans, certain of these benefits will require the Executive to pay all or some of the cost)

Vacation (4 weeks)

Section 125 Spending Accounts

Medical coverage

Vision Coverage

Short Term Disability

Long Term Disability

Basic Life Insurance

Supplemental Life Insurance (also see special benefits below)

401(k) retirement savings plan

US Savings bond payroll deduction

Stock Purchase Plan

Travel Assistance Program

Tuition Reimbursement

Workers Compensation

Special Benefits

Supplemental life insurance, additional life insurance benefits and financial planning allowance – Company-paid-for benefits up to $10,000 total for fiscal year 2010 and each fiscal year thereafter.

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release (“Agreement”) is entered into by and between Westell Technologies, Inc. (the “Company”) and _______________ (the “Executive”). In consideration of the mutual promises set forth below, the Company and Executive agree and covenant as follows:

1.        Executive, hereby resigns from all board seats and officer positions with the Company, Westell, Inc., an Illinois corporation and the wholly owned subsidiary of the Company (the “Operating Subsidiary”) and any other and any entity for which he has been so serving at the Company’s request.

2.        Executive hereby on behalf of himself and his heirs, executors, administrators, attorneys, successors and assigns, hereby remises, releases, forever discharges and covenants not to sue the Company, the Operating Subsidiary, any of their its subsidiaries, and their current and former shareholders, directors, officers, attorneys, agents, employees, successors and assigns (the “Released Parties”), with respect to all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has had or now claims, pertaining to or arising out of Executive’s employment by the Company or the Operating Subsidiary or Executive’s separation from employment with the Company or the Operating Subsidiary, whether under any local, state or federal common law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, and the Illinois Human Rights Act, and any tort, contract or quasi-contract claims, except as hereinafter stated, or to any Workers’ Compensation Act claim Executive may have.

Nothing herein shall however constitute a release by Executive of his rights under the Employment Agreement dated _______________, 2009 that arise in connection with termination without Cause or for Good Reason (as defined therein), nor shall it release the Company from any indemnification obligations it may have under Delaware law or the Company’s certificate of incorporation or bylaws with respect to Executive’s role as an officer or director of the Company, the Operating Subsidiary from any indemnification obligations it may have under Illinois law or the Operating Subsidiary’s articles of incorporation or bylaws with respect to Executive’s role as an officer or director of the Operating Subsidiary, any rights under options that remain exercisable following termination, or any vested benefits under the Company’s or the Operating Subsidiary’s qualified benefit plans.

3.        Subject to the such time constraints and other limitations as may be imposed on Executive by his business and personal commitments and obligations, Executive agrees to cooperate fully in any investigation or other legal proceeding relating to the Company, the Operating Subsidiary or any of their subsidiaries with respect to any matter that arose during his employment with the Company, or that may involve matters within his knowledge. If any claims are asserted by the Company or any of the Released Parties against a third party (or by a third party against the Company or any of the Released Parties) regarding such a matter, Executive agrees to cooperate fully in the prosecution or defense of such claim by the Company and any of the Released Parties without additional charge other than reimbursement for out of pocket expenses.

4.        Executive represents that Executive has not filed any charges, suits, claims or complaints against the Released Parties with respect to claims released under Section 2, and agrees not to do so in the future with respect to any such claims.

5.        Executive understands and expressly acknowledges that he is not releasing or waiving any rights or claims that may arise after the date this Agreement is executed. Executive understands and expressly acknowledges that, in exchange for Executive’s entry into this Agreement, Executive is receiving consideration in addition to anything of value to which Executive is already entitled.

6.        Executive acknowledges that the Company has advised Executive to consult an attorney, at Executive’s expense, with respect to this Agreement. Executive further acknowledges that Executive has twenty-one (21) days from receipt of this Agreement to accept and sign this Agreement and that Executive has seven (7) days to revoke acceptance of this Agreement, including its waiver and release provisions after signing it. Notice of such revocation shall be provided to the attention of the vice president of Human Resources of the Company. Executive further acknowledges that Executive may waive the twenty-one day consideration period by requesting and executing a form for that purpose. The form may be requested from the vice president of Human Resources. This Agreement shall not become effective until the revocation period has expired.

7.        This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Executive.

8.        Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly, voluntarily and willfully entering into this Agreement.

9.        Executive acknowledges that in executing this Agreement, Executive has not relied upon any representation by the Company that is not set forth in this Agreement or in the Employment Agreement.

10.     This Agreement shall be construed and enforced pursuant to the substantive laws of the State of Illinois.

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PLEASE READ THIS AGREEMENT CAREFULLY.

IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

Westell Technologies, Inc.

By:_________________________

Date: _________________________

_________________________

Executive

Date: _________________________

_________________________

Witness Signature

_________________________

Name of Witness (Printed)

_________________________

(Street Address)

_________________________

(City, State, Zip Code)

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